                                                                   EXHIBIT 10.22


                           PURCHASE AND SALE AGREEMENT
                                   (RED RIVER)

                                  BY AND AMONG

                           EL PASO PRODUCTION COMPANY
                                       AND
                          EL PASO PRODUCTION GOM INC.,
                         JOINTLY AND SEVERALLY AS SELLER

                                       AND

                           RAMSHORN INVESTMENTS, INC.,
                                  AS PURCHASER






                                 OCTOBER 8, 2003

                                TABLE OF CONTENTS


ARTICLE I Definitions........................................................1
   1.1      Capitalized Terms................................................1

ARTICLE II Purchase and Sale................................................10
   2.1      Acquired Assets.................................................10
   2.2      Purchase Price..................................................10
   2.3      Payment of Purchase Price.......................................10
   2.4      Payout Account..................................................10
   2.5      Conveyance of Net Overriding Royalty Interest; Conversion.......11
   2.6      Memorandum of Purchase and Sale Agreement.......................12
   2.7      Suspension of the Net Overriding Royalty Interest...............12
   2.8      Substitute Wells................................................12
   2.9      Alternate Wells.................................................12
   2.10     Information About the Subject Wells.............................13
   2.11     Independent Investigation.......................................14
   2.12     Waiver of Deceptive Trade Practices Acts........................14
   2.13     Net Revenue Interest............................................14
   2.14     Encumbrances....................................................14
   2.15     Additional El Paso Representations and Warranties...............14
   2.16     Ramshorn Representations and Warranties.........................15

ARTICLE III Payments........................................................15
   3.1      Payments by Ramshorn............................................15
   3.2      Payments by El Paso.............................................16
   3.3      Interest on Past Due Payments...................................16
   3.4      Net Profits Account.............................................16

ARTICLE IV Pooling and Unitization..........................................16
   4.1      Pooling.........................................................16
   4.2      Adjustment to Net Overriding Royalty Interest...................17

ARTICLE V Assignments.......................................................17
   5.1      Restriction on Ramshorn's Assignment............................17
   5.2      Assignments by El Paso..........................................18
   5.3      Purchase by El Paso.............................................18

ARTICLE VI Records and Reports..............................................19
   6.1      Books and Records...............................................19
   6.2      Audits..........................................................19
   6.3      Statement and Reports...........................................19
   6.4      Ramshorn's Exceptions to Statements.............................19
   6.5      Geological Data.................................................20
   6.6      Reserve Reports.................................................20
   6.7      Reconciliation Report...........................................20


ARTICLE VII Operation of Subject Leases.....................................21
   7.1      Prudent Operator Standard.......................................21
   7.2      Abandonment of Properties.......................................22
   7.3      Affiliated Transactions.........................................22
   7.4      Delay Rentals, Minimum Royalties, and Shut-in Gas Payments......22
   7.5      Accounting......................................................22

ARTICLE VIII Term and Termination...........................................22
   8.1      Term............................................................22
   8.2      Project Term....................................................23
   8.3      Early Termination of Project Term...............................23
   8.4      Deemed Early Termination by Ramshorn............................23

ARTICLE IX Miscellaneous....................................................23
   9.1      Further Assurances..............................................23
   9.2      Notices.........................................................24
   9.3      Binding Effect..................................................24
   9.4      GOVERNING LAW...................................................24
   9.5      Headings........................................................25
   9.6      Intention of the Parties........................................25
   9.7      Counterpart Execution...........................................25
   9.8      Validity and Severability.......................................25
   9.9      Negotiated Instrument...........................................26
   9.10     Securities Act..................................................26
   9.11     Amendments......................................................26
   9.12     Confidentiality.................................................26
   9.13     Benefits of Agreement Restricted to Parties.....................26
   9.14     Exhibits........................................................26
   9.15     Liability of Ramshorn...........................................27

Index to Exhibits and Schedules

Exhibit "A"    Subject Wells and Alternate Wells
Exhibit "B"    Subject Leases
Exhibit "C"    Form of Memorandum of Purchase and Sale Agreement
Exhibit "D-1" Form of Assignment of Overriding Royalty Interest (Texas) Exhibit "D-2" Form of Assignment of Overriding Royalty Interest (Louisiana) Exhibit "E-1" Form of Notice of Conversion and Reconveyance of Overriding
               Royalty Interest (Texas)
Exhibit "E-2"  Form of Notice of Conversion and Reconveyance of Overriding
               Royalty Interest (Louisiana)
Exhibit "F-1"  Form of Partial Reconveyance and Termination of Overriding
               Royalty Interest (Texas)
Exhibit "F-2"  Form of Partial Reconveyance and Termination of Overriding
               Royalty Interest (Louisiana)
Exhibit "G-1"  Form of Amendment to Assignment of Overriding Royalty
               Interest (Texas)

Exhibit "G-2"  Form of Amendment to Assignment of Overriding Royalty
               Interest (Louisiana)
Exhibit "H"    Form of Declaration and Agreement (Louisiana)
Schedule I     Accounting Procedure (Onshore)
Schedule II    Accounting Procedure (Offshore)

                           PURCHASE AND SALE AGREEMENT
                                      (USA)

         This Purchase and Sale Agreement (this "Agreement") is entered into this 8th day of October, 2003, by and among EL PASO PRODUCTION COMPANY and EL PASO PRODUCTION GOM INC., jointly and severally (collectively "El Paso") and RAMSHORN IN VESTMENTS, INC. ("Ramshorn").

         WHEREAS, Ramshorn desires to purchase an overriding royalty interest in the Subject Leases INSOFAR and ONLY INSOFAR as the Subject Leases cover the Subject Wells drilled and completed thereon and the Oil and Gas produced therefrom, all as set forth herein; and

         WHEREAS, El Paso desires to drill and complete the Subject Wells;

         NOW THEREFORE, in consideration of the terms and provisions of this Agreement, the adequacy of which is hereby acknowledged, El Paso and Ramshorn agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Capitalized Terms. As herein used the following words, terms or phrases have the following meanings:

         "Act" is defined in Section 5.1.

         "AFE" means an authority for expenditure, which is a good faith estimate prepared by El Paso of the costs of an operation, which may include a ten percent (10%) contingency amount. An AFE to drill a new well has an estimated cost to drill and plug and abandon a well if it is a dry hole and the cost to complete the well.

         "Affiliate" means with respect to any Person ("first Person") any Person (i) which controls either directly or indirectly such first Person, or
(ii) which is controlled directly or indirectly by such first Person, or (iii) is directly or indirectly controlled by a Person which directly or indirectly controls such first Person. "Control" in the case of a Person which is a corporation means the right to exercise 50% or more of the voting rights in the appointment of the board of directors, or other body performing similar functions, of such Person.

         "After Payout Overriding Royalty Interest" is defined in Section
2.5(b).

         "Agents" is defined in Section 6.5.

         "Agreed Rate" means a rate equal to the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York, New York on the first day of the month in which a payment delinquency under Section 3.3 occurs, plus 1.00%.

         "Agreement" is defined in the preamble hereto.

         "Alternate Well" is defined in Section 2.9.

         "Approved Independent Engineer" means Huddleston & Co. Inc. or another independent petroleum engineer of recognized national standing selected by El Paso and acceptable to Ramshorn, in its reasonable discretion.

         "Business Day" means any day of the year that is not a Saturday, Sunday or other day in which commercial banks are authorized or required to remain closed in Houston, Texas or New York, New York.

         "Cash Method of Accounting" means a method of accounting in which (i) the Gross Proceeds for a month shall be the net amount recognized and recorded during such month in El Paso's ledgers for sales of Oil and Gas produced from the relevant wells and (ii) the Production Costs for a month shall be the net amount paid or charged to the relevant wells by El Paso and recorded during such month in El Paso's ledgers. Accordingly, by way of example only, sales of January production of Oil and Gas will normally be used to determine Gross Proceeds for the month of March.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Dry Well" means a Subject Well that has been drilled and then plugged and abandoned as a dry hole.

         "El Paso" is defined in the preamble hereto.

         "Encumbrance" means any (i) mortgage, lien, security interest, pledge, encumbrance or claim or (ii) royalty, overriding royalty, production payment, net profits interest or like burden on, or prepaid or forward Sales Contract covering, the Oil and Gas produced from any Subject Well.

         "Excess Production Costs" means, for any month, the amount of Production Costs (plus any Excess Production Costs carried forward from a prior month) in excess of Gross Proceeds for such month.

         "Gross Proceeds" means, for any month, the amount received on the Cash Method of Accounting by El Paso, without duplication, from the Sale of Oil and Gas produced from Subject Wells, subject to the following:

                  (a) If any gas is processed before the sale thereof, the amount of the Gross Proceeds for such gas shall be the gross proceeds from the sale of El Paso's proportionate share of the residue gas and liquid hydrocarbons attributable to the processed gas as determined by the processing agreement, if any, covering such gas or, if there is no gas processing agreement in place, the amount of proceeds for such gas shall be the gross proceeds from the sale of El Paso's proportionate share of the wellhead volume multiplied by the Btu content.

                  (b) There shall be excluded any amount for Oil and Gas attributable to non-consent operations conducted with respect to any Subject Well as to which El Paso shall be a non-consenting party and which is dedicated to the recoupment or reimbursement of costs and expenses of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract for development or other agreement providing for such non-consent operations. Similar amounts received by El Paso from non-consenting third parties shall be included in Gross Proceeds.

                  (c) If for any reason any purchaser or any other third party withholds payment for any sales volume or El Paso's proportionate share thereof of any Oil and Gas produced from a Subject Well, then amounts withheld by the purchaser or any such third party shall not be considered to be received by El Paso or part of the Gross Proceeds until actually collected by El Paso or El Paso receives the production therefrom, but any interest, penalty or other amount paid to El Paso in respect thereof shall be included in Gross Proceeds.

                  (d) Gross Proceeds shall not include the value of any Oil and Gas unavoidably lost or used in operations on any Subject Well and plant operations (including gas injection, compression, treating, transporting, secondary recovery, pressure maintenance, repressuring, recycling operations, plant fuel or shrinkage).

                  (e) There shall be excluded from Gross Proceeds any valid and existing royalties, overriding royalties, production payments, and like burdens on the Oil and Gas produced from the Subject Wells of record on or before September 1, 2003; provided, however, if El Paso acquires an additional interest in a Subject Lease after such date, then all royalties, production payments, and like burdens on such interest existing at the date of acquisition shall also be excluded from Gross Proceeds.

                  (f) Subject to (b) above, there shall be excluded from Gross Proceeds any revenues received by El Paso that are attributable to the net revenue interests of other working interest owners of the Oil and Gas produced from any Subject Well.

                  (g) There shall be excluded from Gross Proceeds any amounts received by El Paso from a purchaser of Oil and Gas as advance payments and payments pursuant to take-or-pay and similar provisions of Sales Contracts until such Oil and Gas is actually produced and delivered to such purchaser. When such Oil and Gas is produced, then the market value of such Oil and Gas at the time of such production shall be included in Gross Proceeds.

                  (h) During any month when El Paso is, for any Subject Well, an Overproduced Party or an Underproduced Party under any gas balancing arrangement, there shall be included in Gross Proceeds amounts received by El Paso from a purchaser of Oil and Gas or an Overproduced Party as and when paid to El Paso and when El Paso is required to make settlement in cash for any net overproduction, such payment shall be deducted from the Gross Proceeds, if any.

                  (i) To the extent allocable to the Subject Wells, refunds of revenues previously included as Gross Proceeds for such Subject Well required to be made by El Paso (including any interest thereon or penalties) as a result of the bankruptcy, insolvency or similar condition of a purchaser of production or other party, an order of the Federal Energy Regulatory Commission, tax, or other governmental unit or any other legal reason shall be deducted from Gross Proceeds.

                  (j) To the extent allocable to a Subject Well, any amounts paid in good faith by El Paso as a prudent owner or operator, whether as refund, interest or penalty, to a purchaser because the amount initially received by El Paso as the sales price attributable to Oil and Gas produced was more or allegedly more than permitted by the terms of any applicable contract, statute, regulation, order, decree or other obligation shall be deducted from Gross Proceeds.

                  (k) Insurance proceeds received by El Paso relating to any Subject Well shall be included in Gross Proceeds if such proceeds relate to equipment or other property, the costs which were included in Investment Costs or Production Costs.

                  (l) Proceeds of the sale of any equipment or other property shall be included in Gross Proceeds if the original cost thereof was included as an Investment Cost or a Production Cost.

                  (m) Net damages, after deducting court costs, expert fees, attorney fees and other litigation costs, collected by El Paso and attributable to a Subject Well in any litigation covering damage to reserves or reservoir formations shall be included in Gross Proceeds.

                  (n) Proceeds of the sale of Permitted Third Party Net Profits Interests shall not be included in Gross Proceeds.

         "Investment Costs" means the actual costs incurred on a Subject Well of drilling, completing, equipping (including but not limited to flow lines, tanks, and related equipment) to the point of product sales, and plugging and abandoning (if a Subject Well was a dry hole) and the cost of recompleting to another zone, deepening, side-tracking, or plugging and abandoning a well and any other costs considered to be capital costs (and not expenses) under U.S. generally accepted accounting principles, whether such costs were incurred before or after the date of this Agreement.

         "Investment Invoice" is defined in Section 2.3.

         "Investment Percentage" is defined in Section 2.1.

         "Net Overriding Royalty Interest" is defined in Section 2.1.

         "Net Profits" means, for the Subject Wells for any month, the excess of aggregate Gross Proceeds for such month over the sum of (i) aggregate Production Costs for such month and (ii) aggregate Excess Production Costs as of the end of the immediately preceding month, all on the Cash Method of Accounting.

         "Net Profits Account" is defined in Section 3.4.

         "Oil and Gas" means oil, gas, other liquid and gaseous hydrocarbons.

         "Overproduced Party" means a party to a gas balancing arrangement who, as a result of producing, in addition to its own share of production, that portion of another party's share of production which such other party is unable or unwilling to market or otherwise to dispose of, is in a position of net overproduction with respect to such other party or parties to such gas balancing arrangement.

         "Payout Account" is defined in Section 2.4.

         "Payout Date" means the first day after the Project Completion Date on which the balance in the Payout Account is equal to or less than zero.

         "Permitted Encumbrances" means any or all of the following:

                  (a) Encumbrances that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry;

                  (b) Encumbrances that arise as a result of pooling and unitization agreements, designations, declarations, orders or laws;

                  (c) Encumbrances securing payments to mechanics and materialmen and Encumbrances securing payment of taxes or assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

                  (d) consents to assignment by governmental authorities that are customarily obtained after the consummation of transactions of the nature contemplated by this Agreement;

                  (e) conventional rights of reassignment obligating El Paso to reassign its interest in any portion of the Subject Leases to a third party in the event El Paso intends to release or abandon such interest prior to the expiration of the primary term or other termination of such interest; (f) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the Subject Leases that are not such as to interfere materially with the operation, value or use of the Subject Leases, taken as a whole;

                  (g) calls on or preferential rights to purchase production at not less than market prices prevailing in the field, held by parties other than El Paso or Affiliates of El Paso;

                  (h) such Encumbrances as Ramshorn has expressly waived in writing;

                  (i) royalties, overriding royalties, production payments, and like burdens on the Oil and Gas produced from any Subject Well existing of record as of September 1, 2003;

                  (j) rights reserved to or vested in any municipality or governmental, tribal, statutory or public authority to control or regulate any of the Subject Leases in any manner, and all applicable laws, rules and orders of any municipality or governmental or tribal, statutory or public authority;

                  (k) the terms and conditions of the Subject Leases;

                  (l) division orders and Sales Contracts terminable without penalty upon no more than ninety (90) days' notice to the purchaser;

                  (m) preferential rights and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

                  (n) Permitted Third Party Net Profits Interests; and

                  (o) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Subject Leases that individually or in the aggregate are not such as to materially interfere with the operation, value or use of any of the Subject Wells and do not prevent Ramshorn from receiving its proportionate share of the Net Profits before the Payout Date and after the Payout Date, the proceeds of its After Payout Overriding Royalty Interest.

         "Permitted Third Party Net Profits Interests" means net profits interests or net overriding royalty interests sold by El Paso to non-Affiliates conveying an interest in Net Profits attributable to some or all of the Subject Wells; provided, however, the total interest in Net Profits represented by all Permitted Third Party Net Profits Interests and the Net Overriding Royalty Interest shall not exceed seventy percent (70%); and provided further, however, that the agreements, conveyances or other instruments creating, granting or evidencing any such interests do not create or result in, or purport to create or result in any priority over, or any rights whatsoever senior to, the rights and interests of Ramshorn hereunder or under any conveyance or other instrument executed by El Paso pursuant hereto.

         "Person" means any individual, corporation, partnership, trust, estate or other entity or organization.

         "Present Value" means, for purposes of any purchase by El Paso from Ramshorn pursuant to Section 5.3(a), the present value of the Net Overriding Royalty Interest in the applicable Subject Well applying a ten percent (10%) discount rate to the undiscounted future pre-tax net cash flows accruing to such interest, minus all projected undiscounted future Investment Costs associated therewith, as shown on the most current Reserve Report, from the effective date of such purchase to the projected Payout Date and in the case of the After Payout Overriding Royalty Interest into which such interest shall convert at the Payout Date, the undiscounted future pre-tax net cash flows accruing to such interest, as shown on the most current Reserve Report, from the projected Payout Date to ultimate depletion of the Subject Well(s) burdened thereby.

         "Production Costs" for a month means, to the extent such costs are allocable to El Paso's working interest in the Subject Wells and have been paid by El Paso or charged by El Paso to such wells during such month under the Cash Method of Accounting, without duplication:

                  (a) The sum of:

                           (i) costs of labor charged to the Subject Wells including salaries and wages, employee benefits, and miscellaneous employee costs provided for:

                                    (1) field employees directly engaged in the
                  operation of any such well;

                                    (2) first level supervisors engaged in the
                  supervision of the operation of any such well;

                                    (3) technical employees employed on any such
                  well if such charges are not included in the per-well overhead rates referred to below in subparagraph (iii) of this paragraph (a) and not otherwise charged; and

                                    (4) employees of shore bases or other
                  facilities serving any such well if such charges are not included in the per-well overhead rates referred to below in subparagraph (iii) of this paragraph (a) and not otherwise charged.

                           (ii) other direct costs allocated to the Subject Wells not reimbursed by applicable insurance including:

                                    (1) contract and professional services;

                                    (2) materials, supplies, fuel, water, and
                  treating chemicals;

                                    (3) salt water disposal;

                                    (4) well and leasehold equipment repairs and
                  maintenance, including workovers;

                                    (5) transportation including boats,
                  aircraft, and other vehicles;

                                    (6) costs paid by El Paso, as the operator,
                  for dehydration, compression, separating, treating, storing, gathering, and gas transportation of Oil and Gas to the point of product sales;

                                    (7) safety and environmental costs,
                  including spill cleanup, except for such costs attributable to El Paso's gross negligence or willful misconduct;

                                    (8) the costs of secondary recovery,
                  pressure maintenance, repressuring, recycling, and other operations used to enhance production of Oil and Gas to the point of product sales;

                                    (9) to the extent directly allocable to a
                  Subject Well, (i) insurance including workman's compensation, general liability, and (ii) the costs of certificates of responsibility, performance bonds or letters of credit;

                                    (10) other miscellaneous costs of operating,
                  producing, and maintaining a Subject Well for services or supplies furnished by or on behalf of El Paso, as the operator, which is of direct benefit to such well and incurred in the necessary and proper conduct of operations thereon, and which normally would be chargeable by an operator to the "joint account" under a customary joint operating agreement for similar wells; and

                                    (11) costs incurred for claims, demands or
                  litigation relating to property damage, including environmental damages, spills, clean-up and remediation, personal injury or death, or claims, demands or litigation brought by third parties, including governmental or regulatory authorities except for such costs attributable to El Paso's gross negligence or willful misconduct.

                           (iii) per well overhead in accordance with the provisions of the joint operating agreement accounting procedure covering a Subject Well or if none exists for a Subject Well, Section III of the accounting procedures attached hereto as Schedule I (Onshore) or Schedule II (Offshore), as applicable.

                           (iv) an amount equal to all general property (ad valorem), production, severance, sales, gathering, energy, BTU and similar state, federal, or other taxes (except income taxes) assessed or levied on or in connection with the Subject Wells, the Net Overriding Royalty Interest, or the production therefrom or equipment thereon or associated therewith, and which taxes (as adjusted or finally determined) are deducted or excluded from proceeds from the sale of Oil and Gas received by El Paso or paid by El Paso and attributable to both El Paso's and Ramshorn's share in the Oil and Gas; provided however, that if Ramshorn bears any such taxes individually, such taxes will not be considered to constitute Production Costs.

                  (b) Where production Costs incurred for the benefit of a Subject Well also benefit other wells or properties, El Paso will allocate charges on an equitable and consistent basis.

                  (c) Production Costs for the Subject Wells shall not include:

                           (i) general and administrative costs that are not covered by the joint operating agreement accounting procedure covering a Subject Well or if none exists for a Subject Well, Section III of the accounting procedures attached hereto as Schedule I (Onshore) or
         Schedule II (Offshore), as applicable;

                           (ii) depreciation, depletion, or amortization; or

                           (iii) any payments to holders of Permitted Third Party Net Profits Interests.

                  (d) Any increased costs or liabilities that are borne by El Paso as a result of its being a consenting party in non-consent operations on a Subject Well shall be deemed to be allocable to or applicable to such Subject Well.

                  (e) Production Costs shall include costs incurred after the expiration of the Project Term with respect to operations on Subject Wells notwithstanding that such costs may be property characterized as capital costs under U.S. generally accepted accounting principles.

         "Project Completion Date" is defined in Section 2.7.

         "Project Term" is defined in Section 8.2. Where the context requires, references herein to the "Project Term" shall be deemed to be references to the "Revised Project Term" as defined in Section 8.3.

         "Reserve Report" means any reserve report described in Section 6.6.

         "Sale" means and includes sales, assignments, transfers, exchanges and other dispositions for value.

         "Sales Contract(s)" means all contracts and agreements for the offer or sale of, or commitment to offer or sell, or right of first refusal to purchase, Oil and Gas after production.

         "Subject Lease" or "Subject Leases" means the oil, gas and mineral leases described in Exhibit "B" attached hereto as such Exhibit may be amended from time to time as provided herein, including extensions and renewals of any such lease obtained within six (6) months of the expiration thereof.

         "Subject Well" or "Subject Wells" means the oil and gas wells described in Exhibit "A" attached hereto as such Exhibit may be amended from time to time as provided herein.

         "Substitute Well" is defined in Section 2.8.

         "Underproduced Party" means a party to a gas balancing arrangement who, as a result of its inability or unwillingness to market or otherwise dispose of a portion of its share of production and another party's producing such share of production, is in a position of net underproduction with respect to such other party or parties to such gas balancing arrangement.

         "Well Cost Adjustment" means the difference, if any, between the completed well cost as reflected in an AFE for a Subject Well and the actual Investment Costs of such Subject Well (including costs which were not contemplated in the AFE such as capital costs that are incurred after a well has produced) as determined from time to time when the actual costs are determined; provided, however, for purposes of determining any Well Cost Adjustment, no Investment Cost incurred by El Paso after expiration of the Project Term will be considered or included, and any such cost (regardless of its proper characterization under U.S. generally accepted accounting principles) will be considered and included as a Production Cost. The Well Cost Adjustment shall be a positive number if the actual Investment Costs are higher than the APE costs and a negative number if the actual Investment Costs are lower than the AFE costs.

                                   ARTICLE II
                                PURCHASE AND SALE

         2.1 Acquired Assets. Subject to the terms and conditions of this Agreement, El Paso agrees to sell, convey and deliver to Ramshorn and Ramshorn agrees to purchase and acquire from El Paso, subject to an after payout conversion as provided for in Section 2.5(b), an overriding royalty interest in the Subject Leases INSOFAR and ONLY INSOFAR as the Subject Leases cover the Subject Wells and the Oil and Gas produced therefrom equal to the amount of the Investment Percentage multiplied by the Net Profits from all the Subject Wells (the "Net Overriding Royalty Interest"). The "Investment Percentage" shall be twenty percent (20%), subject to adjustment as provided in Section 8.3.

         2.2 Purchase Price. The purchase price for the Net Overriding Royalty Interest is the Investment Percentage of the amount of El Paso's proportionate share (based upon El Paso's working interest in each Subject Well) of the total Investment Costs of the Subject Wells commenced during the Project Term, and which were incurred on or before the Project Completion Date.

         2.3 Payment of Purchase Price.

                  (a) By the last Business Day of each month, El Paso shall invoice Ramshorn (an "Investment Invoice") for an amount equal to the Investment Percentage of the sum of (i) the total of the estimated "Drill" costs as shown in the AFE for each Subject Well commenced in the prior month multiplied by El Paso's working interest in each such Subject Well, (ii) the total of the estimated "Complete" and "Facilities" costs for each Subject Well on which El Paso intends to commence completion operations in the following month or for which completion operations have commenced plus (iii) any Investment Costs for any operations on a Subject Well not contemplated in the AFE for drilling and completing such Subject Well, but reasonably and directly related to, or required in furtherance of, the specific drilling operation described in such AFE, multiplied by El Paso's working interest in each such Subject Well, plus or minus (iv) any Well Cost Adjustment on any Subject Well that had been determined in the prior month multiplied by El Paso's working interest in such Subject Well. The Investment Invoice shall not include any amount for the estimated completed well costs as shown in the APE for drilling and completing a Subject Well commenced after the expiration of the Project Term or Investment Costs incurred after the Project Completion Date.

                  (b) If an Investment Invoice is for a negative amount, then the Payout Account shall be reduced by an amount equal to such amount multiplied by one hundred seventeen and a half percent (117.5%) and El Paso shall pay to Ramshorn the amount of such Investment Invoice with El Paso's next payment of the Net Overriding Royalty Interest as provided in Section 3.2.

         2.4 Payout Account. The amount of all payments by Ramshorn for Investment Invoices plus an additional 17.5% shall be credited to Ramshorn in an account for all Subject Wells maintained by El Paso (the "Payout Account"), which will be used to determine when all of the Net Overriding Royalty Interest purchased by Ramshorn shall be suspended pursuant to Section 2.7 or converted pursuant to Section 2.7(c). For example, if an APE for drilling a

Subject Well is for $1,000,000 and El Paso's working interest is 100%, then El Paso shall invoice Ramshorn for $200,000 and, upon payment of the invoice, $235,000 shall be credited to the Payout Account. If an AFE for drilling a Subject Well is for $1,000,000 and El Paso's working interest is 50%, then El Paso shall invoice Ramshorn for $100,000 and, upon payment of the invoice, $117,500 shall be credited to the Payout Account.

         2.5 Conveyance of Net Overriding Royalty Interest; Conversion.

                  (a) Within five (5) days after El Paso receives payment from Ramshorn for an Investment Invoice, El Paso shall execute and deliver to Ramshorn a recordable assignment substantially in the form attached hereto as Exhibit "D- 1" (for recordation in Texas) or "D-2" (for recordation in Louisiana) of the Net Overriding Royalty Interest in the Subject Leases INSOFAR and ONLY INSOFAR as the Subject Leases cover the Subject Wells whose drilling and completion APE was covered by such Investment Invoice and the Oil and Gas produced therefrom. Each such assignment shall identify each Subject Well covered thereby by name, location and API number.

                  (b) The Net Overriding Royalty Interest shall automatically convert on the Payout Date into a perpetual overriding royalty interest in the Subject Leases INSOFAR and ONLY INSOFAR as the Subject Leases cover the Subject Wells that were covered by the Net Overriding Royalty Interest and the Oil and Gas produced therefrom equal to the Investment Percentage (at the time of conversion) times two percent (2%) of 8/8ths (the "After Payout Overriding Royalty Interest"). The After Payout Overriding Royalty Interest shall be proportionately reduced on a lease-by-lease basis, as follows:

                           (i) If El Paso owns less than the entire oil and gas leasehold estate created by any Subject Lease, the After Payout Overriding Royalty Interest shall be paid in the proportion which the fractional part of such leasehold estate owned by El Paso bears to the entire oil and gas leasehold estate created by such Subject Lease;

                           (ii) If any Subject Lease covers less than the entire oil and gas estate, the After Payout Overriding Royalty Interest shall be paid in the proportion which the fractional part of the oil and gas estate covered by the Subject Lease bears to the entire oil and gas estate; and

                           (iii) If any Subject Lease, or any part thereof, is pooled or unitized in a unit, the After Payout Overriding Royalty Interest shall be paid in the proportion that the acreage covered by the Subject Lease included in such unit bears to all the acreage included in such unit.

                  (c) After the Payout Date and within thirty (30) days from a request by El Paso, Ramshorn shall execute and deliver to El Paso a Notice of Conversion and Reconveyance of Overriding Royalty Interest in the form attached hereto as Exhibit "E-1" (for recordation in Texas) and "E-2" (for recordation in Louisiana) and return any data or materials acquired by Ramshorn pursuant to this Agreement.

                  (d) If all of the Subject Wells are not commenced prior to the end of the Project Term, El Paso shall continue to assign Ramshorn its Net Overriding Royalty Interest in each such Subject Well until the Payout Date. After the Payout Date, El Paso shall not be obligated to assign Ramshorn any additional Net Overriding Royalty Interests in Subject Leases or Subject Wells even as to Subject Wells commenced prior to the Payout Date, but after the Project Term.

                  (e) If a Subject Well is plugged and abandoned, then at El Paso's request Ramshorn shall execute and deliver to El Paso a Partial Reconveyance and Termination of Overriding Royalty Interest in the form attached hereto as Exhibit "F-1" (for recordation in Texas) or "F-2" (for recordation in Louisiana) but limited to the Net Overriding Royalty Interest in such Subject Well.

                  (f) Ramshorn shall not have the right or option to take in kind any Oil or Gas attributable to the Net Overriding Royalty Interest or the After Payout Overriding Royalty Interest.

         2.6 Memorandum of Purchase and Sale Agreement. El Paso shall contemporaneously with the execution of this Agreement execute and file of record, in each county in Texas wherein any lands covered by any Subject Lease are located, a Memorandum of Purchase and Sale Agreement in the form attached hereto as Exhibit "C". In lieu thereof, in each parish in Louisiana wherein any lands covered by any Subject Lease are located, El Paso will file of record a fully executed and properly witnessed original counterpart of a Declaration and Agreement, in the form attached hereto as Exhibit "H".

         2.7 Suspension of the Net Overriding Royalty Interest. Until the date all of the Subject Wells commenced before the end of the Project Term have been drilled, completed, and equipped or determined to be a Dry Well (the "Project Completion Date"), Ramshorn's right to receive payment from the Net Overriding Royalty Interest for all of the Subject Wells shall be suspended from time to time whenever the amount in the Payout Account is equal to or less than zero. Any Net Profits during such suspensions shall not be carried forward and El Paso shall be entitled to keep such Net Profits. During such suspension of the Net Overriding Royalty Interest, the Net Profits for the Subject Wells shall be deemed to be zero. Such suspension(s) shall automatically cease when the amount in the Payout Account is again greater than zero.

         2.8 Substitute Wells. In the event granite, salt, saltwater flow, heaving shale or other conditions, including either the loss of the hole or mechanical difficulties, are encountered in the drilling or completing of a Subject Well drilled pursuant to the terms of this Agreement which would render further operations impracticable in the opinion of El Paso, El Paso has the right but not the obligation under this Agreement to commence the actual drilling of a "Substitute Well", at a legal location to the same target objective as the Subject Well after the plugging and abandoning of the Subject Well during the period this Agreement is in place. Such Substitute Well shall become a Subject Well and any reference to the Subject Wells shall include such Substitute Well.

         2.9 Alternate Wells.

                  (a) If El Paso elects not to drill a Subject Well because (i) of title, permitting, or logistical problems, or (ii) the results from drilling prior wells or the acquisition, evaluation, of additional geological, geophysical or other information eliminated such Subject Well as a well El Paso desires to drill because such results were negative, then El Paso may replace such Subject Well with an alternate well or wells ("Alternate Well(s)") described on Exhibit "A" attached hereto and made part hereof. Such Alternate Well(s) shall become Subject Well(s) and any reference to Subject Well(s) shall include such Alternate Well(s).

                  (b) In addition, if El Paso proposes to sell or otherwise transfer a Subject Lease or Leases to a non-Affiliate in a bona fide, arm's length transaction prior to the submission to Ramshorn of an Investment Invoice related to the associated Subject Well(s) contemplated therefor, then El Paso may replace such Subject Well with an Alternate Well. Such Alternate Well(s) shall become Subject Well(s) and any reference to Subject Well(s) shall include such Alternate Well(s).

                  (c) The Subject Wells and Alternate Wells are grouped in two categories as shown on Exhibit "A." El Paso may replace Category 1 and 2 Subject Wells with Category 1 Alternate Wells. El Paso may replace Category 2 Subject Wells with Category 2 Alternate Wells. El Paso may replace Category 1 Subject Wells with Category 2 Alternate Wells only with the consent of Ramshorn. El Paso shall provide Ramshorn notice of any substitution pursuant to Section 2.7(a) in the applicable Investment Invoice and notice of any substitution pursuant to
Section 2.7(b) not later than thirty (30) days prior to the proposed sale. Any substitution of Alternate Well(s) for Subject Well(s) pursuant to Section 2.9(b) shall be permitted only if the estimated ultimate reserves and total estimated drilling and completion costs for the proposed Alternate Well(s) are approximately equal to that of the Subject Well(s) for which El Paso has elected to make a substitution under Section 2.9(b).

         2.10 Information About the Subject Wells. El Paso disclaims all liability and responsibility for any representation, warranty (other than the representations and warranties specifically set forth in this Agreement), statements or communications (orally or in writing) to Ramshorn, including any information contained in any opinion, information or advice that may have been or in the future may be provided to Ramshorn by any employee, officer, director, agent, consultant, engineer or engineering firm, trustee, representative, partner, member, beneficiary, stockholder or contractor of El Paso wherever and however made, including those made in any data room or internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by El Paso and Ramshorn with respect to the Subject Wells. EL PASO MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO RAMSHORN IN CONNECTION WITH THE SUBJECT WELLS, INCLUDING WITHOUT LIMITATION SEISMIC DATA AND EL PASO'S INTERPRETATION AND OTHER ANALYSIS THEREOF; (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE SUBJECT WELLS; (iii) THE ABILITY OF THE SUBJECT WELLS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) ALLOWABLES OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE SUBJECT WELLS; AND (vi) ANY PROJECTIONS. ANY DATA,

INFORMATION OR OTHER RECORDS FURNISHED BY EL PASO ARE PROVIDED TO RAMSHORN AS A CONVENIENCE AND RAMSHORN'S RELIANCE ON OR USE OF THE SAME IS AT RAMSHORN'S SOLE RISK.

         2.11 Independent Investigation. Ramshorn has made its own independent investigation, analysis and evaluation of the transactions contemplated by this Agreement (including Ramshorn's own estimate and appraisal of the extent and value of the Oil and Gas reserves attributable to the Subject Wells and the costs to explore for and develop the reserves if found). Prior to execution of this Agreement, Ramshorn has had access to all information necessary to perform its investigation and not relied on any representations by El Paso (other than the representations specifically set forth in this Agreement). El Paso has provided Ramshorn and its experts the opportunity to review El Paso's data on the Subject Wells and Ramshorn has reviewed such data that it deems necessary. Ramshorn understands and acknowledges that El Paso is not guaranteeing the actual costs of vendors supplying services to the Subject Wells.

         2.12 Waiver of Deceptive Trade Practices Acts. RAMSHORN WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES ACT SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS, AND UNDER SIMILAR STATUTES ADOPTED IN OTHER STATES, TO THE EXTENT THEY HAVE APPLICABILITY TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. AFTER CONSULTATION WITH AN ATTORNEY OF ITS SELECTION, RAMSHORN CONSENTS TO THIS WAIVER.

         2.13 Net Revenue Interest. El Paso represents and warrants that its average aggregate ratio of net revenue interest to working interest for the Subject Wells is not less than seventy percent (70%). Upon conversion of the Net Overriding Royalty Interest as provided in Section 2.5(b), Ramshorn waives all remedies for any breach of the foregoing representation.

         2.14 Encumbrances. El Paso represents and warrants that at the time any Investment Invoice is submitted to Ramshorn for payment, and at the time the related Assignment of Overriding Royalty Interest is filed of record in the appropriate jurisdiction, the Subject Leases to which such invoice relates (to the extent such leases contribute acreage for the Subject Well(s) to be drilled thereon) shall be free and clear of any Encumbrances except Permitted Encumbrances.

         2.15 Additional El Paso Representations and Warranties. El Paso hereby represents and warrants to Ramshorn that:

                  (a) Each of El Paso Production and El Paso GOM is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction or incorporation, duly qualified and in good standing as a foreign corporation in Texas and Louisiana and has all corporate power and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

                  (b) The execution, delivery and performance by each of El Paso Production and El Paso GOM of this Agreement and the performance by each of El Paso Production and El

Paso GOM of its obligations hereunder are within its corporate powers and have been duly authorized by all necessary corporate action on the part of each of El Paso Production and El Paso GOM. This Agreement constitutes a valid and binding agreement of each of El Paso Production and El Paso GOM enforceable in accordance with its terms, except as (i) the enforceability hereby may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

                  (c) The execution, delivery and performance by El Paso of their obligations hereunder do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of either of El Paso Production or El Paso GOM, (ii) contravene or conflict with or constitute or default (without regard to any requirement of notice or the lapse of time or both) any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to either of El Paso Production or El Paso GOM, or any indenture, mortgage, lien, lease, agreement or instrument to which either of El Paso Production or El Paso GOM is a party or by which either of them or any of their respective assets or properties is bound.

         2.16 Ramshorn Representations and Warranties. Ramshorn hereby represents and warrants to El Paso that:

                  (a) Ramshorn is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate power and all material governmental Licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

                  (b) The execution, delivery and performance by Ramshorn of this Agreement and the performance by Ramshorn of its obligations hereunder are within its corporate powers and have been duly authorized by all necessary corporate action on the part of Ramshorn. This Agreement constitutes a valid and binding agreement of Ramshorn enforceable in accordance with its terms, except as (i) the enforceability hereby may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

                  (c) The execution, delivery and performance by Ramshorn of its obligations hereunder do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Ramshorn, (ii) contravene or conflict with or constitute or default (without regard to any requirement of notice or the lapse of time or both) any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Ramshorn, or any indenture, mortgage, lien, lease, agreement or instrument to which Ramshorn is a party or by which it or any of its assets or properties is bound.

                                   ARTICLE III
                                    PAYMENTS

         3.1 Payments by Ramshorn. Ramshorn shall pay each Investment Invoice by wire transfer to El Paso's account on or before fifth (5th) Business Day of the month following the month in which Ramshorn receives such Investment Invoice.

         3.2 Payments by El Paso.

                  (a) The Net Overriding Royalty Interest for the Subject Wells shall be calculated collectively using the Cash Method of Accounting. For each month, the Net Overriding Royalty Interest for the Subject Wells shall be paid to Ramshorn on the seventh (7th) Business Day of the month following such month. For example, the Net Overriding Royalty Interest for the month of January (which normally includes revenues for the sale of Oil and Gas produced in November) will be paid on or before the seventh (7th) Business Day of February. Each such payment made shall reduce the Payout Account balance pro tanto.

                  (b) The After Payout Overriding Royalty Interest shall be calculated in the same manner and paid at the same time that El Paso pays the lessors under the Subject Leases.

                  (c) Pending payment over of the Net Profits accruing to the Net Overriding Royalty Interest and, if applicable, the proceeds accruing to the After Payout Overriding Royalty Interest, the same shall be held by El Paso for the benefit of Ramshorn.

         3.3 Interest on Past Due Payments. Any undisputed amount not paid by El Paso or Ramshorn when due shall bear, and the owing party will pay, interest at the Agreed Rate or the maximum contract rate permitted by the applicable usury laws in the state in which the Subject Wells are located, whichever is less, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.

         3.4 Net Profits Account.

                  (a) A single account (the "Net Profits Account") shall be maintained by El Paso for the Subject Wells. The Net Profits Account shall be credited with the aggregate Gross Proceeds received by El Paso, and shall be charged with the aggregate Production Costs (or as the case may be, Excess Production Costs) with respect to the Subject Wells, in each case using the Cash Method of Accounting.

                  (b) On or before the date of payment as set forth in Section
3.2 hereof, El Paso shall furnish to Ramshorn a detailed statement clearly reflecting the credits and debits to on a per well basis, and the balance of, the Net Profits Account and the Payout Account as of the close of business on the last Business Day of the preceding calendar month. Any Excess Production Costs reflected by any such statement shall be carried forward to the next and succeeding month or months until the Excess Production Costs shall have been liquidated. In the event that Net Profits exist in the Net Profits Account at the end of any month, payment to Ramshorn of the amount of Net Profits pursuant to Section 3.2 shall be accomplished by wire transfer to Ramshorn's account, pursuant to instructions given by Ramshorn to El Paso. Following any such payment, the balances of the Net Profits Account and the Payout Account shall be reduced by the amount of such payment.

                                   ARTICLE IV
                             POOLING AND UNITIZATION

         4.1 Pooling. Prior to the Payout Date, El Paso shall have the right and power to pool and unitize any of the Subject Leases and to alter, change or amend or terminate any pooling or unitization agreements heretofore or hereafter entered into, as to all or any part of the land covered hereby, and as to Oil, Gas or both, upon such terms and provisions as El Paso shall, in conformance with prudent industry practices and the relevant Subject Leases, determine. If and whenever through the exercise of such right and power, or pursuant to any law now in effect or hereafter enacted or any rule, regulation or order of any governmental body or official, any of the Subject Leases are pooled or unitized in any manner, the Net Overriding Royalty Interest insofar as it affects such Subject Leases shall also be pooled and unitized and in any such event such Net Overriding Royalty Interest in such Subject Leases shall apply to and affect only the production from the relevant Subject Well (and not any other wells within such unit except as set forth in Section 4.2) which accrues to such Subject Leases under and by virtue of the pooling and unitization. In such event, Ramshorn's Investment Percentage shall not change; however, Ramshorn's Net Profits from the Subject Wells may increase or decrease due to an increase or decrease in El Paso's net revenue interest in the unitized Subject Well.

         4.2 Adjustment to Net Overriding Royalty Interest. If such pooling or unitization occurs before the Payout Date and after El Paso had invoiced Ramshorn for the pooled or unitized Subject Well, then any amounts paid or received by El Paso for a capital cost adjustment as a result of such pooling or unitization shall be included as an increase or decrease, respectively, in the Investment Costs of such well and reflected in a Well Cost Adjustment. If there are other wells in such pooled acreage or unit in which El Paso acquires an interest as the result of such pooling or unitization and such capital cost adjustment, then El Paso shall assign a Net Overriding Royalty Interest in such wells to Ramshorn. Ramshorn shall not have any interest in any subsequent well drilled in such pooled acreage or unit unless such well is a Subject Well.

                                   ARTICLE V
                                   ASSIGNMENTS

         5.1 Restriction on Ramshorn's Assignment. The sale of the Net Overriding Royalty Interest has not been registered under the Securities Act of 1933, as amended (the "Act") and the Net Overriding Royalty Interest may not be sold or transferred in the absence of an effective registration statement under the Act or the availability of an exemption from registration thereunder, including the exemption for any transfers to "qualified institutional buyers" as defined in and in accordance with Rule l44A as promulgated under the Act. Ramshorn may transfer or assign any portion of its rights and obligations hereunder, the Net Overriding Royalty Interest and/or the After Payout Overriding Royalty Interest to any Affiliate of Ramshorn. Prior to the expiration of the Project Term, Ramshorn may transfer or assign any portion of its rights and obligations hereunder and the Net Overriding Royalty Interest to any such "qualified institutional buyer"; provided, however, such assignment or transfer must be approved by El Paso, which approval shall not unreasonably be withheld. After the expiration of the Project Term, Ramshorn may transfer any of the Net Overriding Royalty Interest or the After Payout Overriding Royalty Interest and its rights hereunder without restriction, subject to compliance with any applicable securities laws or regulations; provided, however, if the Net Overriding Royalty Interest or the After Payout Overriding Royalty Interest is divided among and owned by four (4) or more co-owners, El Paso, at its discretion, may require such co-owners to appoint Ramshorn as agent, with full authority to enter into and execute division orders or other agreements for disposition of the co-owners' respective shares of Oil and Gas produced from the

Subject Wells, and to receive payment of the proceeds from the sale thereof; and provided further, however, in the case of assignments or transfers after the expiration of the Project Term but before the Payout Date, each assignee or transferee must acknowledge in writing that it and the Net Overriding Royalty Interest are subject to this Agreement.

         5.2 Assignments by El Paso. If El Paso assigns its interest in a Subject Well before the Payout Date, then it shall notify the assignee of the existence of this Agreement and secure a written acknowledgement that the Subject Well being assigned is specifically subject to the rights of Ramshorn as set forth herein. El Paso will then provide Ramshorn with a copy thereof.

         5.3 Purchase by El Paso.

                  (a) If El Paso intends to sell its entire interest in a Subject Well for cash to a non-Affiliate in a bona fide, arm's-length transaction prior to the date at which the cumulative amount of proceeds paid or payable by the buyer(s) for all Subject Well(s) theretofore sold or proposed to be sold equals or exceeds $10,000,000, then El Paso shall have the option to purchase Ramshorn's Net Overriding Royalty Interest and After Payout Overriding Royalty Interest in the affected Subject Well by paying to Ramshorn an amount in cash equal to the Present Value of its Net Overriding Royalty Interest and After Payout Overriding Royalty Interest.

                  (b) If El Paso intends to sell its entire interest in a Subject Well in a transaction described in Section 5.3(a) after the date referred to therein, then El Paso shall have the option to purchase Ramshorn's Net Overriding Royalty Interest and After Payout Overriding Royalty Interest in the affected Subject Well by paying Ramshorn an amount in cash equal to (i) the Investment Percentage multiplied by (ii) the net sale proceeds attributable to such well.

                  (c) Upon payment by El Paso to Ramshorn of the applicable purchase price as specified in Section 5.3(a) or (b), Ramshorn shall execute and deliver to El Paso a Partial Reconveyance and Termination of Overriding Royalty Interest covering such interest substantially in the form attached hereto as Exhibit "F-1" (for recordation in Texas) or "F-2" (for recordation in Louisiana). The amount of such payment shall be deducted from the Payout Account. If a Subject Well(s) is to be sold in a transaction that includes other El Paso properties, the portion of the proceeds allocable to the Subject Well(s) shall be determined by reference to the buyer's purchase price allocation, made in good faith, or if no such allocation exists, the allocation shall be determined by El Paso in the exercise of its good faith judgment. At least ten
(10) Business Days prior to the consummation of any transaction covered by this
Section 5.3, El Paso will provide Ramshorn with a written notice thereof and detail with respect to the purchase price allocation (if applicable) sufficient, in Ramshorn's judgment, to enable it to address the reasonableness of the allocation. If Ramshorn disputes the allocation and the parties cannot resolve the matter themselves, the dispute will be referred to Netherland, Sewell & Associates, Inc. for determination of an allocation for purposes of this Section 5.3, whose decision will be final.

                  (d) El Paso's purchase option provided for in this Section 5.3 shall terminate at the Payout Date.

                                   ARTICLE VI
                               RECORDS AND REPORTS

         6.1 Books and Records. El Paso shall at all times maintain true and correct books and records sufficient to determine the amounts payable to Ramshorn hereunder, including, but not limited to, a Net Profits Account to which Gross Proceeds, Production Costs and Excess Production Costs are credited and charged, and a Payout Account.

         6.2 Audits. Ramshorn, upon notice in writing to El Paso, shall have the right to audit El Paso's accounts and records relating to the Net Profits Accounts, Payout Account and After Payout Overriding Royalty Interest for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Section 6.4 of this Agreement. El Paso shall bear no portion of Ramshorn's audit cost incurred under this Section 6.2 unless agreed to by El Paso. The audits shall not be conducted more than once each year without prior approval of El Paso. Unless prohibited under confidentiality agreements, El Paso, upon written request, shall furnish Ramshorn with any and all accounting information pertaining to the Subject Wells in El Paso's possession. Ramshorn shall reimburse El Paso, at its option, for all reasonable costs incurred to furnish such information.

         6.3 Statement and Reports. Until the Payout Date, on or before the date of payment as specified in Section 3.2 hereof, El Paso shall deliver to Ramshorn a statement showing the computation of Net Profits attributable to the immediately preceding month and the computation of Net Profits paid to Ramshorn from the date hereof until the end of such month. Such report shall be in form satisfactory to Ramshorn, and shall include, among other things reasonably requested by Ramshorn, historical and forecast production volumes for the Subject Wells, summary reports of drilling and completion activities on drilling or completed Subject Wells during such month, anticipated spud dates for other Subject Wells as at the end of such month and such other information as Ramshorn may reasonably require. After the Payout Date, El Paso shall deliver to Ramshorn, with each cash payment of After Payout Overriding Royalty Interest proceeds, a statement in such detail as is required by applicable laws or regulations governing payments of oil and gas royalties, and with such additional detail as Ramshorn may reasonably specify reflecting the computation of such payment. Upon Ramshorn's request, El Paso will provide Ramshorn with copies of any drilling or division order title opinions obtained by El Paso covering any Subject Wells and reasonable access to El Paso's land files related to such wells.

         6.4 Ramshorn's Exceptions to Statements. If Ramshorn takes exception to any item or items included in the monthly statements rendered by El Paso to the computations of the pricing or volumes of any Oil and Gas and such exception is made within two (2) years after such monthly payment date, Ramshorn shall notify El Paso in writing, setting forth in such notice the specific charges complained of and to which exception is taken or the specific credits which should have been made and allowed; and with respect to such complaints and exceptions as are justified, adjustment shall be made. Any exception not made within such two (2) year period shall be deemed waived and not subject to further audit.

         6.5 Geological Data. Prior to the Payout Date, El Paso shall, subject to their reasonable availability and the limitations of confidentiality undertakings with co-owners or other third parties, at Ramshorn's cost and expense furnish Ramshorn and its duly authorized agents and representatives, including its advisers and consultants (herein collectively referred to as its "Agents"), copies of all electric and other logs of the Subject Wells. Prior to the Payout Date, Ramshorn and its Agents shall also have access to all records regarding all cores, cuttings, and other geological, well and production data secured from operations on the Subject Wells. Ramshorn shall not have access to any seismic data in El Paso's possession. After the Payout Date, Ramshorn and its representatives shall have access to all records regarding production data, future capital investment plans, marketing arrangements, processing arrangements and any other data necessary, as determined by Ramshorn in its reasonable discretion, to evaluate Ramshorn's After Payout Overriding Royalty Interest. All information furnished to Ramshorn pursuant to this Section 6.5 is confidential and for the sole benefit of Ramshorn and shall not be shown or disclosed by Ramshorn to any Person except as provided in the Confidentiality Agreement dated April 23, 2003, by and between El Paso and Ramshorn Investments, Inc.

         6.6 Reserve Reports. El Paso will furnish or cause to be furnished the following reserve reports:

                  (a) Promptly after December 31 of each calendar year (commencing with the calendar year 2003), and in any event not later than March 31 of the next succeeding calendar year, a reserve report covering the Subject Wells in the form prepared by the Approved Independent Engineer for El Paso for its oil and gas properties, as of December 31 of such calendar year;

                  (b) Promptly after March 31, June 30 and September 30 of each calendar year (commencing with the calendar year 2004), and in any event not later than May 15, August 15 and November 15, respectively, of such calendar year, a reserve report covering the Subject Wells in the form prepared by El Paso as of the end of such calendar quarter and, in the case of such reports prepared after January 1, 2004, updating the current Reserve Report prepared by the Approved Independent Engineer; and

                  (c) Each such report shall conform to the standards prescribed by Rule 4-10 of Regulation S-X promulgated by the Securities and Exchange Commission under the Act for financial accounting and reserve reporting purposes applicable to registrants employing the full cost method of accounting.

         6.7 Reconciliation Report. At March 31, 2004, and if requested by Ramshorn at September 30, 2004 and March 31, 2005, El Paso shall deliver to Ramshorn a report reconciling on a per well basis all amounts reflected in Investment Invoices submitted to Ramshorn prior to the date of such report (or if applicable, since the date of the most recent such report) to actual Investment Costs for each Subject Well covered by any such invoice. At Ramshorn's request the parties shall meet to review the report(s) and if the applicable reconciliation reveals that estimated costs reflected in the Investment Invoices covered by such reconciliation routinely and, in the reasonable judgment of Ramshorn, materially exceeded the actual costs (it being understood that the inclusion of a 10% contingency amount shall not be considered for this purpose), the parties will negotiate in good faith with a view toward adjusting El Paso's invoicing practices. If the parties are unable to reach agreement, Ramshorn may require that future Investment Invoices be submitted based upon the last estimated costs of the drilling and completion of the Subject Wells furnished by El Paso to Ramshorn prior to the execution of this Agreement.

                                  ARTICLE VII
                           OPERATION OF SUBJECT LEASES

         7.1 Prudent Operator Standard.

                  (a) El Paso will conduct and carry on or cause to be conducted and carried on the exploration, development, maintenance and operation of the Subject Wells with reasonable and prudent business judgment and in accordance with sound oil and gas field practices. Without limitation of the foregoing, prior to commencement of drilling operations on any Subject Well, El Paso will obtain a drilling title opinion or, in the case of a drillsite which is held by production, conduct such other title review and related due diligence as would be consistent with sound oil and gas field practices for the location and nature of such drillsite and related Subject Well.

                  (b) Nothing contained in this Agreement shall be deemed to prevent or restrict El Paso from electing to participate or not to participate in any operation which is to be conducted under the terms of any operating agreement, unit operating agreement, contract for development or similar instrument affecting or pertaining to the Subject Wells (or any operation conduced on a Subject Well) or if El Paso elects not to participate (which election shall be made without taking into consideration the Net Overriding Royalty Interest) allowing consenting parties to conduct non-consent operations thereon.

                  (c) Nothing contained in this Agreement shall be deemed to prevent or restrict El Paso from drilling or participating in the drilling of other oil and gas wells (which are not Subject Wells) on the Subject Leases and, except as provided in Section 4.2, Ramshorn shall have no interest in such other wells drilled on the Subject Leases or production therefrom.

                  (d) Any conveyance, assignment, or Encumbrance made by El Paso or Ramshorn on the Subject Wells or Subject Leases insofar as the Subject Leases cover the Subject Wells shall be made expressly subject to this Agreement and Ramshorn's Net Overriding Royalty Interest or, if applicable, After Payout Overriding Royalty Interest, and any Encumbrance made by El Paso (other than a Permitted Third Party Net Profits Interest) or Ramshorn shall be made expressly subordinate to the rights of the other party. Except for such expressly subordinated conveyances, assignments and Encumbrances, and except for Permitted Encumbrances, (i) prior to the recordation of an assignment to Ramshorn of the Net Overriding Royalty Interest therein, El Paso at its own expense will keep and maintain the Subject Wells and the Subject Leases insofar as the Subject Leases cover and contribute to the Subject Wells free and clear of all Encumbrances, except Permitted Encumbrances, arising by, through or under El Paso or any Affiliate and (ii) after such recordation, El Paso at its own expense will keep and maintain Ramshorn's Net Overriding Royalty Interest or, if applicable, After Payout Overriding Royalty Interest free and clear of all Encumbrances, except Permitted Encumbrances, arising by, through or under El Paso or any Affiliate; provided, however, only for purposes of El Paso's special warranty of title set forth in this sentence, Permitted Third Party Net Profits Interests shall not be considered Permitted Encumbrances. Should an adverse claim be made against, or a cloud develop upon the title to any part of Ramshorn's Net Overriding Royalty Interest other than such as may arise by, through or under El Paso or Ramshorn or a Permitted Encumbrance, unless otherwise agreed by Ramshorn, El Paso will take all commercially reasonable actions to defend such claim or to remove such cloud, the expenses of which defense or removal shall be Production Costs hereunder.

                  (e) Oil and Gas from the Subject Wells shall be sold for market value.

         7.2 Abandonment of Properties. Nothing herein contained shall obligate El Paso to drill or complete any Subject Well, to continue to operate any Subject Well, or to operate or maintain in force or attempt to maintain in force any of the Subject Leases when, in El Paso's reasonable opinion, such well or Subject Lease is not economical.

         7.3 Affiliated Transactions. El Paso may agree, contract or arrange with itself or any of its Affiliates for the performance of services or the sale or lease of equipment, and supplies used in connection with the Subject Leases, and the payment of compensation therefor, as if such parties were independent contractors; provided, however, that the terms of such agreement, contract or arrangement are embodied in a written document setting forth the specific arrangements; and provided further, however, that the compensation for such services or sale or lease shall be (i) comparable to and competitive with that of unrelated third parties rendering comparable services or selling or leasing equipment or supplies in the same geographical area and (ii) paid only for services, equipment or supplies reasonably necessary for the prudent operation of, and actually furnished with respect to, such Subject Leases.

         7.4 Delay Rentals, Minimum Royalties, and Shut-in Gas Payments. El Paso shall use its reasonable commercial efforts to payor cause to be paid in a proper and timely manner any delay rentals, minimum royalties, and shut-in gas payments, if any, which may be necessary to maintain in force and effect the Subject Leases, except any portion thereof which El Paso has determined to abandon pursuant hereto. Notwithstanding anything to the contrary herein, El Paso shall not be liable to Ramshorn for any failure to pay or the incorrect payment of any delay rentals, minimum royalty, shut-in gas payments, or any other contractual obligation, unless such failure shall be attributable to the gross negligence or willful misconduct of El Paso.

         7.5 Accounting. El Paso shall account for revenues and costs associated with the Subject Wells consistent with its normal business practices for other wells in the region of the Subject Wells unless this Agreement requires a different accounting.

                                  ARTICLE VIII
                              TERM AND TERMINATION

         8.1 Term. This Agreement shall terminate ninety (90) days after the Payout Date; provided, however, any obligation to pay money under this Agreement accruing to the Net Overriding Royalty Interest or After Payout Overriding Royalty Interest or to convey or reconvey any interest in a Subject Lease or Subject Well shall not terminate.

         8.2 Project Term. The "Project Term" shall refer to the period ending on June 30, 2005.

         8.3 Early Termination of Project Term. Either party may notify the other party in writing and terminate the Project Term effective thirty (30) days after such notice is received by the other party. The shortened Project Term is referred to hereinafter as the "Revised Project Term". This Agreement shall continue to cover all Subject Wells that had been commenced prior to the expiration of the Revised Project Term. In the event Ramshorn requests the early termination of the Project Term, any Subject Wells that had not yet been commenced on or before the expiration of the Revised Project Term shall be automatically deleted from Exhibit "A" to this Agreement and shall no longer be considered "Subject Wells." In the event El Paso requests the early termination of the Project Term or if all of the Subject Wells have not been commenced by the end of the original Project Term, then, in such event (i) Ramshorn shall, until the Payout Date, receive its Net Overriding Royalty Interest in all of the Subject Wells regardless of when such wells are commenced, even if following the end of the Revised Project Term or original Project Term, as applicable, (ii) the Investment Percentage shall be adjusted effective as of the first day of each calendar quarter to be equal to the total purchase price paid by Ramshorn under Section 2.2 divided by total Investment Costs of the Subject Wells which are commenced prior to the Payout Date, and (iii) Ramshorn shall not be required to pay any amounts under Section 2.2 or otherwise related to the Subject Wells commenced after the end of the Revised Project Term or original Project Term, as applicable. Whenever the Investment Percentage is adjusted, El Paso and Ramshorn shall execute an Amendment to Assignment of Overriding Royalty Interest substantially in the form attached hereto as Exhibit "G-1" (for recordation in Texas) and "G-2" (for recordation in Louisiana).

         8.4 Deemed Early Termination by Ramshorn. In the event of any unexcused failure, inability or refusal by Ramshorn to pay any undisputed portion of an Investment Invoice within fifty-nine (59) days from the due date of such invoice, then Ramshorn shall be deemed to have elected to terminate the Project Term effective as of the first day of the month immediately preceding the month in which such invoice was due; provided, however, if such payment default occurs with respect to an Investment Invoice rendered at a time when any prior payment default remains uncured, the period within which such default may be cured with respect to such invoice shall be twenty-nine (29) days, in lieu of the fifty-nine (59)-day period otherwise provided for above.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Further Assurances. Should any additional instruments of assignment and conveyance be required to describe more specifically any interests subject hereto, El Paso and Ramshorn agree to execute and deliver the same. Also, if any other or additional instruments are required in connection with the transfer of any State or Federal lease interests in order to comply with applicable laws or regulations, El Paso and Ramshorn will execute and deliver the same. Without limitation of the foregoing, where Exhibit "A" indicates that a Subject Well is a "drill to earn" prospect or proposed to be located on lands covered by leases not yet assigned, or words to similar effect, promptly upon assignment to El Paso of the affected leasehold interest(s), El Paso will prepare and the parties will execute an amendment to the Memorandum of Purchase and

Sale Agreement, or Declaration and Agreement, as appropriate, to be filed in the appropriate county or parish; provided, however, such amendments need be filed no more often than once a month (but in any event, as to any particular Subject Lease assigned to or acquired by El Paso after the date hereof, prior to the submission to Ramshorn of an Investment Invoice related to the Subject Well proposed to be drilled thereon); and provided further, however, if El Paso is not entitled to receive an assignment until completion of a Subject Well because such well is drilled under a farmout or similar "drill to earn" agreement, the parenthetical in the foregoing proviso shall not be applicable.

         9.2 Notices. Except as otherwise expressly provided in this Agreement, all notices, demands, requests or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be given either
(i) in person, (ii) by United States mail, certified or registered, return receipt requested, postage prepaid, (iii) by nationally recognized overnight courier or (iv) by prepaid telegram, telex, cable, telecopy or similar means (with signed confirming copy to follow by mail), as follows:

                  IF TO EL PASO:

                  Nine Greenway Plaza
                  Houston, Texas 77046
                  Attention:  J.T. Elzner
                  Telephone:  832.676.7817
                  Fax:  832.676.1353

                  IF TO RAMSHORN:

                  Ramshorn Investments, Inc.
                  515 W. Greens Road, Suite 1000
                  Houston, Texas 77067-4525
                  Phone:  281-874-0035
                  Fax:  281-775-8414
                  Attention:  Jordan "Digger" Smith
                  Telephone:  281-874-0035
                  Fax:  281-775-8414

                  WITH A COPY TO:

                  Law Dept of Nabors Corporate Services, Inc.
                  515 W. Greens Road, Suite 1200
                  Houston, TX 77067-4525?
                  Phone number is 281-874-0035.
                  Fax:     281-775-8431

         9.3 Binding Effect. This Agreement shall bind and inure to the benefit of successors in interest and assigns of El Paso and Ramshorn.

         9.4 GOVERNING LAW. THE VALIDITY, EFFECT AND CONSTRUCTION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS

WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PROVISIONS, EXCEPT WHERE THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE WITH RESPECT TO THE CONVEYANCE OF THE NET OVERRIDING ROYALTY INTEREST.

         9.5 Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         9.6 Intention of the Parties.

                  (a) Nothing herein contained is intended to create, nor shall the same be construed as creating (under state law or for tax purposes), any mining partnership, commercial partnership or other partnership relation or joint venture. If, however, the parties hereto are deemed to constitute a partnership for federal or state income tax purposes, the parties elect to be excluded from the application of Subchapter K, Chapter 1, Subtitle A of the Code (or any similar state law) and agree not to take any position inconsistent with such election.

                  (b) In addition, the parties hereto intend that the Net Overriding Royalty Interest conveyed hereby by El Paso to Ramshorn shall at all times be treated as a non-operating "economic interest" in the Oil and Gas within the meaning of the Code (or any corresponding provisions of succeeding law) and a non-operating mineral right for state law purposes. It is further intended that the Assignment(s) of Overriding Royalty Interest contemplated hereunder constitutes a present, absolute and indefeasible conveyance of a real property interest (fee simple determinable) in Texas and other common law jurisdictions and of an immovable property right in Louisiana. Nothing herein shall suggest, nor shall anything herein be construed to suggest, that the purchase and sale transactions contemplated herein constitute one or more financing transactions. However, for the avoidance of doubt, Ramshorn shall be entitled to file a copy of the Memorandum of Purchase and Sale Agreement as a precautionary UCC non-standard financing statement to better evidence and perfect its interest in the Net Profits, Net Overriding Royalty Interest, the After Payout Overriding Royalty Interest, the Oil and Gas attributable thereto and the proceeds thereof.

         9.7 Counterpart Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement for all purposes hereunder.

         9.8 Validity and Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In lieu of such illegal, invalid or unenforceable provisions, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         9.9 Negotiated Instrument. This Agreement represents a negotiated agreement and no portion shall be construed for or against either party by virtue of its having been drafted by that party.

         9.10 Securities Act. Ramshorn (i) understands that the Net Overriding Royalty Interest has not been, and will not be, registered under the Act, or under any state securities laws, and is being offered and sold in reliance upon certain federal and state exemptions, (ii) is acquiring the Net Overriding Royalty Interest solely for Ramshorn's own account for investment purposes, and not with a view to the public distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Net Overriding Royalty Interest and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in purchasing the Net Overriding Royalty Interest, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Net Overriding Royalty Interest, and (vi) is an "accredited investor" as defined in Regulation D promulgated under the Act.

         9.11 Amendments. Any amendment hereto shall become effective only upon the express written consent of El Paso and Ramshorn, at which time it shall become effective as to all parties hereto. No amendment, modification or alteration of the terms hereof shall be binding unless the same is in writing and is in accordance with this Section 9.11.

         9.12 Confidentiality. Notwithstanding anything herein to the contrary, the parties (and each employee, representative or other agent of El Paso or Ramshorn) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transaction contemplated herein and all materials of any kind (including opinions and other tax analyses) that are provided to the parties relating to such tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal income tax treatment of such transaction and does not include information relating to the identity of the parties, their respective Affiliates, agents or advisors.

         9.13 Benefits of Agreement Restricted to Parties. Nothing in this Agreement expressed or implied is intended or shall be construed to give to any Person other than El Paso and Ramshorn, and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provision therein or herein contained; and all such covenants, conditions and provisions are and shall be held to be for the sole and exclusive benefit of El Paso and Ramshorn, and their respective successors and assigns.

         9.14 Exhibits.

                  (a) The forms of instruments attached hereto as Exhibit "D-1" through "G-2" are prepared for use in connection with Subject Wells drilled by El Paso Production Company. With respect to Subject Wells drilled by El Paso Production GOM Inc., such forms shall be identical in all respects except with such changes thereto, mutatis mutandi, as are appropriate to reflect the substitution of El Paso Production GOM Inc. for El Paso Production Company as the El Paso party thereto.

                  (b) In order to satisfy the requirements of the Louisiana public records doctrine and other related Louisiana laws, the parties have contemporaneously executed a Declaration and Agreement in the form attached hereto as Exhibit "H", which shall be recorded in each parish in Louisiana where any lands covered by Subject Leases are located. As among the parties hereto, such Declaration and Agreement shall be deemed a part of, and subsumed within and under, this Agreement, it being the parties' express understanding and intention that as among the parties, such Declaration and Agreement shall not create, and shall not be construed to create, any additional rights or obligations beyond those provided for or created herein or hereunder nor shall such Declaration and Agreement limit, expand, alter or in any other way affect any such rights or obligations; and the parties acknowledge and agree that as among themselves, this Agreement alone shall govern the transactions contemplated herein.

         9.15 Liability of Ramshorn. In no event shall Ramshorn be personally liable or responsible in any way for payment of any part of the costs, expenses or liabilities incurred in connection with the exploring, developing, operating and maintaining of the Subject Leases or the Subject Wells, and El Paso agrees to indemnify and hold Ramshorn harmless from and against all such costs, expenses or liabilities; provided, however, all costs and expenses described in this Section 9.15 shall, to the extent the same relate to the period prior to the Payout Date, nevertheless be charged against the Net Profits Account to the extent herein permitted.

Executed the date first written above.

                                       EL PASO PRODUCTION COMPANY

                                       By: /s/ JOHN T. ELZNER
                                          --------------------------------------
                                          John T. Elzner, Senior Vice President



                                       EL PASO PRODUCTION GOM INC.

                                       By: /s/ JOHN T. ELZNER
                                          --------------------------------------
                                          John T. Elzner, Senior Vice President



                                       RAMSHORN INVESTMENTS, INC.

                                       By: /s/ JORDAN SMITH
                                          --------------------------------------
                                          Jordan "Digger" Smith, President